PRESS RELEASE

SiriusPoint Appoints Thomas Leonardo Global Head of Accident & Health

HAMILTON, Bermuda, July 12th, 2023 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, has appointed Thomas Leonardo as Global Head of Accident & Health (A&H), effective immediately.

Previously Senior Vice President and US Head of A&H, Mr Leonardo has served on SiriusPoint’s Executive Leadership Team since July 2022. His appointment to a global role follows the departure from the business of Stuart Liddell, Global President, A&H, who spent over twenty years with the business.

SiriusPoint CEO, Scott Egan said “Tom is already a key member of our Executive Leadership Team. I am delighted that he is stepping up to provide global oversight of our A&H portfolio which is a central part of our business.”

Mr Egan added, “Stuart leaves with our thanks for his many years of service and our best wishes for the future.”

Mr Leonardo has worked in the group life and health industry since 1994, specializing in underwriting, pricing, and management of all aspects of accident and health insurance and reinsurance. He joined Sirius Group in 2012, and was responsible for launching the Sirius America initiative, transitioning the company to a primary insurance carrier focusing on Employer Stop Loss and Special Risk business underwritten by managing general underwriters.

Mr Leonardo began his insurance career in 1994 with Paul Revere Insurance Company, before moving to General Re as Assistant Vice President in 1996. In 2005, he joined ACE Tempest Re USA as Vice President, and then joined QBE the Americas in 2006 as Senior Vice President. Before joining Sirius Group, Mr Leonardo served as Chief Executive Officer of HRMP.

About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm, and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Managers within our Insurance & Services segment. With over $3.0

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billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Contacts

Investor Relations
Dhruv Gahlaut, SiriusPoint
dhruv.gahlaut@siriuspt.com
+44 7514 659 918

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011